UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported)        December 28, 2007
REGENT COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

0-15392	31-1492857

(Commission File Number)	(IRS Employer Identification No.)
2000 Fifth Third Center, 511 Walnut Street, Cincinnati, Ohio 45202

(Address of Principal Executive Offices) (Zip Code)
(513) 651-1190

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.02(e) Compensatory Arrangements of Certain Officers.
     Following a periodic review of executive compensation policies and practices by the Compensation Committee of the Board of Directors of Regent Communications, Inc. (the “Company” or “Regent”), on December 28, 2007, Regent and each of William L. Stakelin, President and Chief Executive Officer, and Anthony A. Vasconcellos, Executive Vice President and Chief Financial Officer, entered into new employment agreements as attached as Exhibits 10.1 and 10.2. The previously existing employment agreements dated as of January 1, 2006 between the Company and its two executive officers were superseded by and replaced with the new agreements.
     The following sets forth a brief description of the new employment agreements with Messrs. Stakelin and Vasconcellos.
•	The term of the employment period has been extended by one year, from December 31, 2008 to December 31, 2009 for each of Messrs. Stakelin and Vasconcellos.
•	The minimum annual base salary for Mr. Stakelin for 2008 has been set at his current 2007 base salary of $351,639.00 plus an amount equal to the percentage increase in the Consumer Price Index-All Items during the period January 1, 2007 through December 31, 2007. For 2009, Mr. Stakelin’s base salary will be increased by an amount equal to the percentage increase in the Consumer Price Index-All Items during the period January 1, 2008 through December 31, 2008, plus any discretionary increase that the Compensation Committee may determine appropriate.
•	The minimum annual base salary for Mr. Vasconcellos for 2008 has been set at his current 2007 base salary of $266,255.00 plus an amount equal to the percentage increase in the Consumer Price Index-All Items during the period January 1, 2007 through December 31, 2007. For 2009, Mr. Vasconcellos’s base salary will be increased by an amount equal to the percentage increase in the Consumer Price Index-All Items during the period January 1, 2008 through December 31, 2008, plus any discretionary increase that the Compensation Committee may determine appropriate.
•	Each of Messrs. Stakelin and Vasconcellos are eligible to receive annual bonuses in accordance with the Company’s Senior Management Bonus Plan.
•	Each of Messrs. Stakelin and Vasconcellos are eligible to receive annual grants of nonvested stock, stock options or other equity based incentives.
•	In the case of termination without cause by the Company of either Messrs. Stakelin or Vasconcellos, all unvested stock options, shares of nonvested stock and other equity awards held by the employee shall accelerate and vest in full.
•	In the case of termination for any reason of either of Messrs. Stakelin and Vasconcellos in the 24-month period prior to or subsequent to a change in control of the Company, as defined in the respective agreements, or in the event of the death or disability of either of Messrs. Stakelin or Vasconcellos in the 12-month period prior to or subsequent to a change in control of the Company, Messrs.

Stakelin or Vasconcellos will be entitled to receive (i) all compensation accrued and unpaid prior to the date of termination, (ii) an amount equal to 2.99 times the employee’s base salary as in effect at the date of termination, (iii) an amount equal to 2.99 times the average of the Senior Management Bonuses calculated for 2006 and each successive full calendar year prior to the date of termination for the employee, and (iv) the vesting of all stock options, shares of nonvested stock and other equity awards held by the employee shall accelerate and vest in full. The employment agreements for each of Messrs. Stakelin and Vasconcellos further provide that if such payments would result in an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then the amount payable shall be capped at the maximum amount payable to the employee before such “excess parachute payment” would apply.
•	In the event that any tax would be imposed on either of Messrs. Stakelin or Vasconcellos under Section 280G or Section 409A of the Internal Revenue Code with respect to any payment made by the Company to either individual pursuant to compensation paid after the employee’s termination, the Company will be responsible for the payment of such tax, penalty, interest and any related audit costs incurred by the individual, including any payments necessary to place the employee in the same taxable position as if no such tax had been imposed on the employee. The employee will be required to return to the Company any excess amounts received over the limitations of Section 280G or 409A, as applicable.
•	Each of Messrs. Stakelin and Vasconcellos shall receive an automobile allowance, parking and automobile insurance coverage at Regent’s expense and other benefits available generally to Regent employees.
•	The Company will also provide to each of Messrs. Stakelin and Vasconcellos payment of premiums for hospitalization, disability, life and health insurance, to the extent offered by the Company, and in amounts consistent with Company policy, for all key management employees, as reasonably determined by the Board of Directors.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit	Description
10.1	Employment Agreement dated as of December 28, 2007 by and between Regent Communications, Inc. and William L. Stakelin
10.2	Employment Agreement dated as of December 28, 2007 by and between Regent Communications, Inc. and Anthony A. Vasconcellos

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, Regent Communications, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENT COMMUNICATIONS, INC.
Date: January 4, 2008	By:	/s/ ANTHONY A. VASCONCELLOS
Anthony A. Vasconcellos, Executive Vice President and Chief Financial Officer

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